Exhibit 23.4

May 26, 2022
Sands China Ltd.
The Venetian Macao Resort Hotel, L2 Executive Offices
Estrada da Baía de N. Senhora da Esperança, s/n
Macao

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Risk Factors—Risks Related to Doing Business in China” in Sands China Ltd.’s Amendment No. 2 to Registration Statement on Form F-4 filed January 25, 2022 (No. 333-262328) (the “Amendment No.2”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Amendment No.2.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Haiwen & Partners

HAIWEN & PARTNERS